Exhibit 99.1

Crescent Acquisition Corp Announces Pricing of $250 Million Initial Public Offering

Permanent Capital Vehicle formed by Crescent Capital Group LP, Robert D. Beyer and Todd M. Purdy

Los Angeles, CA, March 7, 2019—Crescent Acquisition Corp (NASDAQ: CRSAU) (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on The Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “CRSAU” beginning March 8, 2019. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “CRSA” and “CRSAW,” respectively.

Crescent Acquisition Corp, formed by Crescent Capital Group LP, Robert D. Beyer and Todd M. Purdy, is a permanent capital vehicle formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination target in any business, sector or geography.

Credit Suisse and BofA Merrill Lynch are acting as joint book-running managers and I-Bankers Securities, Inc. is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Credit Suisse, Attn: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, NY 10010, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com or from BofA Merrill Lynch, Attn: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Email: dg.prospectus_requests@baml.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 7, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Investor Relations

Crescent Acquisition Corp

Addo Investor Relations

Lasse Glassen

310-829-5400

###